Exhibit 99.1

Quarterly Results of Operations

Our business is subject to seasonal influences. Our historical revenues and profitability have been dramatically higher in the first two quarters of our fiscal year, primarily due to increased shipments to customers coinciding with the start of each school year. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in our costs for the products sold, the mix of products sold and general economic conditions. Moreover, the operating margins of companies we acquire may differ substantially from our own, which could contribute to further fluctuation in quarterly operating results. Therefore, results for any quarter are not indicative of the results that we may achieve for any subsequent fiscal quarter or for a full fiscal year.

The following table sets forth certain unaudited consolidated quarterly financial data for fiscal years 2007 and 2006 (in thousands, except per share data). We derived this quarterly data from our unaudited consolidated financial statements.

	Fiscal 2007(1)
	First	Second	Third	Fourth	Total
	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)	(52 weeks)
Revenues	$377,071	$371,225	$128,816	$166,040	$1,043,152
Gross profit	167,911	154,821	50,856	72,049	445,637
Operating income (loss)	69,072	56,931	(20,725)	(11,480)	93,798
Earnings (loss) from continuing operations, net of income taxes	37,745	29,644	(16,906)	(11,258)	39,225
Earnings (loss) from discontinued operations, net of income taxes	(878)	(442)	(1,917)	(17,942)	(21,179)
Net income	36,867	29,202	(18,823)	(29,200)	18,046

Basic earnings per share of common stock:
Earnings (loss) from continuing operations	$1.65	$1.33	$(0.79)	$(0.53)	$1.79
Earnings (loss) from discontinued operations	(0.04)	(0.02)	(0.09)	(0.85)	(0.96)

Total	$1.61	$1.31	$(0.88)	$(1.38)	$0.83

Diluted earnings per share of common stock:
Earnings (loss) from continuing operations	$1.60	$1.29	$(0.79)	$(0.53)	$1.74
Earnings (loss) from discontinued operations	(0.03)	(0.01)	(0.09)	(0.85)	(0.94)

Total	$1.57	$1.28	$(0.88)	$(1.38)	$0.80

	Fiscal 2006(1)
	First	Second	Third	Fourth	Total
	(13 weeks)	(13 weeks)	(13 weeks)	(13 weeks)	(52 weeks)
Revenues	$347,335	$331,733	$126,863	$171,371	$977,302
Gross profit	150,331	137,897	49,458	70,993	408,679
Operating income (loss)	59,431	37,483	(28,617)	(14,122)	54,175
Earnings (loss) from continuing operations, net of income taxes	34,494	19,194	(21,789)	(13,651)	18,248
Earnings (loss) from discontinued operations, net of income taxes	102	1,374	(735)	(18,928)	(18,187)
Net income	34,596	20,568	(22,524)	(32,579)	61

Basic earnings per share of common stock:
Earnings (loss) from continuing operations	$1.50	$0.84	$(0.95)	$(0.59)	$0.80
Earnings (loss) from discontinued operations	0.01	0.06	(0.03)	(0.83)	(0.80)

Total	$1.51	$0.90	$(0.98)	$(1.42)	$0.00

Diluted earnings per share of common stock:
Earnings (loss) from continuing operations	$1.43	$0.79	$(0.95)	$(0.59)	$0.77
Earnings (loss) from discontinued operations	0.01	0.06	(0.03)	(0.83)	(0.77)

Total	$1.44	$0.85	$(0.98)	$(1.42)	$0.00

(1)	On August 31, 2005, we acquired Delta Education, a seasonal business that generated operating and net losses during the third and fourth quarters of fiscal 2006. Fiscal 2007 includes the results of Delta Education for all quarters listed.